Exhibit 2.1



                                                                EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                PITNEY BOWES INC.

                        GERMANIUM ACQUISITION CORPORATION

                                       and

                             GROUP 1 SOFTWARE, INC.




                           Dated as of April 12, 2004



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

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

ARTICLE I THE MERGER...................................................1
      SECTION 1.1   The Merger.........................................1
      SECTION 1.2   Closing............................................2
      SECTION 1.3   Effective Time.....................................2
      SECTION 1.4   Effects of the Merger..............................2
      SECTION 1.5   The Certificate of Incorporation...................2
      SECTION 1.6   The By-Laws........................................2
      SECTION 1.7   Directors and Officers.............................2
      SECTION 1.8   Additional Actions.................................3

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF
               CERTIFICATES............................................3
      SECTION 2.1   Effect on Capital Stock of the Company.............3
      SECTION 2.2   Conversion of Common Stock of Merger Sub...........4
      SECTION 2.3   Payment for Shares.................................4
      SECTION 2.4   Existing Stock Options; Warrants...................5
      SECTION 2.5   Dissenting Shares..................................7
      SECTION 2.6   Adjustments........................................7
      SECTION 2.7   Withholding Taxes..................................7
      SECTION 2.8   Closing of the Company's Transfer Books............8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............8
      SECTION 3.1   Organization and Qualification.....................8
      SECTION 3.2   Capitalization.....................................8
      SECTION 3.3   Authority for this Agreement; Binding Effect......10
      SECTION 3.4   Consents and Approvals; No Violation..............11
      SECTION 3.5   Reports; Financial Statements.....................12
      SECTION 3.6   Absence of Certain Changes........................13
      SECTION 3.7   Proxy Statement...................................13
      SECTION 3.8   Brokers...........................................13
      SECTION 3.9   Employee Benefit Matters..........................13
      SECTION 3.10  Litigation, etc...................................17
      SECTION 3.11  Tax Matters.......................................17
      SECTION 3.12  Compliance with Law...............................18
      SECTION 3.13  Environmental Matters.............................19
      SECTION 3.14  Intellectual Property.............................19
      SECTION 3.15  Real Property.....................................22
      SECTION 3.16  Material Contracts................................23
      SECTION 3.17  Opinion of Financial Advisor......................24
      SECTION 3.18  Anti-takeover Plan; State Takeover Statutes.......24
      SECTION 3.19  Insurance.........................................25


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      SECTION 3.20  Trade Relations...................................25
      SECTION 3.21  Warranties; Product Claims........................25
      SECTION 3.22  Potential Conflicts of Interest...................26
      SECTION 3.23  Amendment to the Company Rights Plan..............26
      SECTION 3.24  Voting Requirements...............................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....27
      SECTION 4.1   Organization and Qualification....................27
      SECTION 4.2   Authority for this Agreement......................27
      SECTION 4.3   Proxy Statement...................................27
      SECTION 4.4   Consents and Approvals; No Violation..............27
      SECTION 4.5   Operations of Merger Sub..........................28
      SECTION 4.6   Funds.............................................28
      SECTION 4.7   Brokers...........................................28

ARTICLE V COVENANTS...................................................28
      SECTION 5.1   Conduct of Business of the Company................28
      SECTION 5.2   No Solicitation...................................32
      SECTION 5.3   Access to Information.............................34
      SECTION 5.4   Reasonable Efforts; Further Actions...............34
      SECTION 5.5   Indemnification and Insurance.....................35
      SECTION 5.6   Proxy Statement...................................36
      SECTION 5.7   Special Meeting...................................38
      SECTION 5.8   Notification of Certain Matters...................38
      SECTION 5.9   Press Releases and Communications.................38
      SECTION 5.10  Employee Benefits Matters.........................39
      SECTION 5.11  HSR Act Filings...................................39
      SECTION 5.12  Stockholder Litigation............................41
      SECTION 5.13  Rights Agreement..................................41
      SECTION 5.14  Resignations of Directors and Officers............41
      SECTION 5.15  FIRPTA Affidavit..................................41

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER...................41
      SECTION 6.1   Conditions to Each Party's Obligation to Effect the
                    Merger............................................41
      SECTION 6.2   Conditions to Obligations of Parent and Merger Sub42
      SECTION 6.3   Conditions to Obligation of the Company...........43

ARTICLE VII TERMINATION; AMENDMENT; WAIVER............................44
      SECTION 7.1   Termination.......................................44
      SECTION 7.2   Effect of Termination.............................46
      SECTION 7.3   Fees and Expenses.................................46
      SECTION 7.4   Amendment.........................................47
      SECTION 7.5   Extension; Waiver; Remedies.......................47

ARTICLE VIII MISCELLANEOUS............................................48



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      SECTION 8.1   Definitions.......................................48
      SECTION 8.2   Survival of Representations and Warranties........54
      SECTION 8.3   Entire Agreement; Assignment......................54
      SECTION 8.4   Validity..........................................54
      SECTION 8.5   Notices...........................................54
      SECTION 8.6   GOVERNING LAW.....................................55
      SECTION 8.7   Jurisdiction......................................56
      SECTION 8.8   Waiver of Jury Trial..............................56
      SECTION 8.9   Descriptive Headings..............................56
      SECTION 8.10  Parties in Interest...............................56
      SECTION 8.11  Counterparts......................................56
      SECTION 8.12  Further Assurances................................56
      SECTION 8.13  Specific Performance..............................57


Exhibits

Exhibit A   Form of Voting Agreement
Exhibit B   Form of Certificate of Incorporation of the Surviving Corporation

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of April 12, 2004 (as amended, modified or supplemented from time to time, this "Agreement"), by and among Pitney Bowes Inc., a Delaware corporation ("Parent"), Germanium Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Group 1 Software, Inc., a Delaware corporation (the "Company").


                              W I T N E S S E T H:
                              - - - - - - - - - -

            WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger (as hereinafter defined), are advisable and fair to, and in the best interests of, their respective stockholders;

            WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent and Merger Sub, this Agreement and the transactions contemplated by this Agreement, and has agreed to recommend that the stockholders of the Company approve this Agreement, the Merger and the transactions contemplated by this Agreement;

            WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of Parent to enter into this Agreement, a certain stockholder of the Company is entering into a Voting Agreement, a copy of which is attached hereto as Exhibit A (the "Voting Agreement"), providing for, among other things, the agreement of such stockholder to vote his Shares (as hereinafter defined), and an irrevocable proxy to vote his Shares, in each case in favor of the approval and adoption of this Agreement and the Merger at the Special Meeting;

            WHEREAS, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in Section 8.1; and

            WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

            NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER
                                   ----------

            SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the General Corporation Law of the State of Delaware (the "Corporation Law"), Merger Sub shall be merged with and into the Company (the "Merger") in accordance with this Agreement and the separate corporate existence of Merger Sub shall cease. The Company shall be the successor or the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Company and Merger Sub are sometimes referred to herein, collectively, as the "Constituent Corporations."

            SECTION 1.2 Closing. Unless this Agreement shall have terminated and the transactions contemplated in the Agreement shall have been abandoned pursuant to Section 7.1 hereof, the closing of the Merger (the "Closing") shall take place (a) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York, at 10:00 a.m. on the second (2nd) Business Day after the day on which the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as Parent and the Company may agree in writing (the "Closing Date").

            SECTION 1.3 Effective Time. As soon as practicable following the Closing, the parties hereto will cause a Certificate of Merger (the "Certificate of Merger") to be signed, acknowledged and delivered for filing with the Secretary of State of the State of Delaware as provided in Section 251 of the Corporation Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other subsequent date or time as shall be agreed upon by the parties and set forth in the Certificate of Merger and in accordance with the Corporation Law (the time the Merger becomes effective being referred to herein as the "Effective Time").

            SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the Corporation Law, including Section 259 of the Corporation Law.

            SECTION 1.5 The Certificate of Incorporation. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as set forth in Exhibit B attached hereto, until duly amended as provided therein or by applicable Law.

            SECTION 1.6 The By-Laws. The by-laws of the Company in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in their entirety as the by-laws of Merger Sub then read and shall, as so amended, from and after the Effective Time, be the by-laws of the Surviving Corporation until duly amended as provided therein or by applicable Law.

            SECTION 1.7 Directors and Officers. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and the directors of Merger Sub shall be the directors of the Surviving Corporation, in each case until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified all in accordance with applicable Law.

            SECTION 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (ii) otherwise to carry out the purposes of this Agreement, each Constituent Corporation hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation shall be fully authorized in the name of either Constituent Corporation to take any and all such action.

                                   ARTICLE II

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES
                            ------------------------

            SECTION 2.1 Effect on Capital Stock of the Company. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                  (a) Merger Consideration. Each share of the common stock, par value $0.50 per share, of the Company (the "Common Stock"), including the associated rights ("Rights") to purchase shares of Common Stock, issued pursuant to the Company Rights Plan (the Common Stock together with the Rights are hereinafter referred to each as a "Share" and collectively, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted by virtue of the Merger and without any action on the part of the holder thereof into the right to receive and become exchangeable for TWENTY-THREE UNITED STATES DOLLARS ($23.00) in cash (the "Merger Consideration"), without interest thereon, upon surrender of the certificates representing such shares of Common Stock as provided in Section
2.3. The amount of the Merger Consideration shall be subject to adjustment as provided in Section 2.6.

                  (b) Cancellation of Shares. Each Share issued and outstanding and owned by Parent, Merger Sub or any other Subsidiary or affiliate of Parent or Merger Sub or Shares that are owned by the Company and in each case not held on behalf of third parties (collectively, "Excluded Shares") immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, no longer be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

            SECTION 2.2 Conversion of Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the Surviving Corporation.

            SECTION 2.3 Payment for Shares.

                  (a) Prior to the Effective Time, Parent will, or will cause Merger Sub to make available to a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Paying Agent") sufficient funds to make the payments pursuant to Section 2.1(a) hereof on a timely basis to holders (other than holders of Excluded Shares) of Shares that are issued and outstanding immediately prior to the Effective Time (such amounts being hereinafter referred to as the "Payment Fund"). The Paying Agent shall make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. Parent shall pay all fees and expenses of the Paying Agent.

                  (b) As soon as reasonably practicable after the Effective Time but in no event later than 10 Business Days thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each record holder (other than Parent or Merger Sub or any of their respective Subsidiaries or affiliates), as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (each a "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and customary instructions for use in effecting the surrender of the Certificate and receiving payment therefor. Following surrender to the Paying Agent of a Certificate, together with such Letter of Transmittal duly executed and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall promptly be paid in exchange therefor cash in an amount (subject to any applicable withholding tax as specified in Section 2.7 hereof) equal to the product of the number of Shares represented by such Certificate multiplied by the Merger Consideration, and each such Certificate shall forthwith be canceled. No interest shall be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment (A) pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (B) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. From and after the Effective Time and until surrendered in accordance with the provisions of this Section 2.3(b), each Certificate (other than Certificates representing Excluded Shares and Dissenting Shares) shall represent for all purposes solely the right to receive, in accordance with the terms hereof, the Merger Consideration in cash multiplied by the number of Shares evidenced by such Certificate.

                  (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such affidavit, the applicable Merger Consideration with respect to the Shares formerly represented by such Certificate.

                  (d) Any portion of the aggregate Merger Consideration made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of the Company for six (6) months after the Effective Time shall be repaid to Parent. Any former stockholders of the Company who have not complied with this Section 2.3(d) hereof prior to the end of such six (6) month period shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Law) but only as general creditors thereof for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of the Certificates held by them. Neither Parent, the Surviving Corporation nor the Paying Agent, shall be liable to any holder of Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law.

            SECTION 2.4 Existing Stock Options; Warrants.

                  (a) Except to the extent set forth in Section 2.4(a) of the Disclosure Letter, which options shall be cancelled by the Company upon the Effective Time, the Company shall take all reasonable actions to ensure that each option or right to acquire Shares (the "Existing Stock Options") granted under any stock option or similar plan of the Company or under any agreement to which the Company or any Subsidiary is a party (the "Stock Option Plans") which is outstanding as of the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and represent only the right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option. Except to the extent set forth in Section 2.4(a) of the Disclosure Letter, on the Effective Time, each holder of an Existing Stock Option shall be entitled to receive, in full satisfaction of such Existing Stock Option, an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Stock Option and (ii) the number of Shares subject to such Existing Stock Option (such amount being hereinafter referred to as the "Option Consideration") and each Existing Stock Option (including those Existing Stock Options set forth on Section 2.4(a) of the Disclosure Letter) shall be canceled upon payment to the Option holder of the Option Consideration reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Stock Option. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from holders of Existing Stock Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 2.4(a). The Company shall take all reasonable actions to ensure (i) that the Stock Option Plans shall terminate as of the Effective Time and (ii) that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or any subsidiary thereof. All administrative and other rights and authorities granted under any Stock Option Plan to the Company, the Board of Directors of the Company or any Committee or designee thereof, shall, following the Effective Time, reside with the Surviving Corporation.

                  (b) The Company shall take all reasonable actions required to qualify for the exemption contemplated by Rule 16b-3 under the Exchange Act for the treatment of the Existing Stock Options contemplated hereby, including, if necessary or appropriate, obtaining the approval of the Company's Board of Directors, of the type described in a pertinent SEC no-action letter dated January 12, 1999.

                  (c) Each warrant to acquire Shares (the "Existing Warrants") granted under any warrant or similar agreement set forth in Section 2.4(c) of the Disclosure Letter to which the Company or any Subsidiary is a party which is outstanding as of the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Company or the holder thereof, be converted into and shall represent only the right to receive an amount in cash, without interest, with respect to each Share subject thereto equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Existing Warrant. On and after the date hereof, the Company shall grant no additional warrants. After the Effective Time, following delivery of a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Company or the Paying Agent, each holder of an Existing Warrant shall be entitled to receive, in full satisfaction of such Existing Warrant (subject to any applicable withholding tax as specified in Section 2.7), an amount in cash without interest in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Existing Warrant and (ii) the number of Shares subject to such Existing Warrant (such amount being hereinafter referred to as the "Warrant Consideration") and each Existing Warrant shall be canceled as of the Effective Time. Such payment shall be reduced by any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Existing Warrant.

            SECTION 2.5 Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the Corporation Law (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the Corporation Law; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights of appraisal with respect to such Dissenting Shares, in each case under the Corporation Law, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration, without interest. Notwithstanding anything to the contrary contained in this Section 2.5(a), if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the Corporation Law with respect to holders of Dissenting Shares.

                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the Corporation Law, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Corporation Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or negotiate or offer to settle any such demands.

            SECTION 2.6 Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period (but not as a result of the exercise of (i) Existing Stock Options or (ii) Existing Warrants), the Merger Consideration shall be appropriately adjusted.

            SECTION 2.7 Withholding Taxes. Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares, Existing Stock Options or Existing Warrants, pursuant to the Merger such amounts as are required to be withheld under the Internal Revenue Code of 1986, together with the rules and regulations promulgated thereunder, as amended (the "Code"), or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Existing Stock Options or Existing Warrants, as the case may be, in respect of which such deduction and withholding were made.

            SECTION 2.8 Closing of the Company's Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed. At and after the Effective Time, there shall be no registration of transfers of shares of capital stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of capital stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of capital stock, except as otherwise provided in this Agreement or by applicable Law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of capital stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for cash as provided in this Article II.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                  ---------------------------------------------

            Except as set forth in the corresponding section of the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent expressly specified therein) delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub, as follows:

            SECTION 3.1 Organization and Qualification. The Company and each of its Subsidiaries is a duly organized and validly existing corporation in good standing under the laws of its jurisdiction of incorporation, with all corporate power and authority to own its properties and conduct its business as currently conducted on the date hereof, except where the failure to be so organized, existing and in good standing or to have such power and authority has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.1 of the Disclosure Letter, the Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.1 of the Disclosure Letter sets forth a true and complete list of each of the Company's Subsidiaries.

            SECTION 3.2 Capitalization.

                  (a) The authorized capital stock of the Company consists of
(i) 200,000,000 Shares and (ii) 1,200,000 shares of "blank check" preferred stock. As of the close of business on April 9, 2004, 13,929,259 Shares were issued and outstanding and no shares of preferred stock were issued and outstanding. Section 3.2(a)(i) of the Disclosure Letter contains a list, as of April 9, 2004, of the name of each Existing Stock Option holder, the number of outstanding Existing Stock Options held by such holder, the number of Shares such holder is entitled to receive upon the exercise of each Existing Stock Option and the corresponding exercise price. Section 3.2(a)(i) of the Disclosure Letter also contains a list, as of the close of business on the day immediately preceding the date hereof, of any Shares issued subsequent to April 9, 2004 upon the exercise of Existing Stock Options. Section 3.2(a)(ii) of the Disclosure Letter contains a list, as of April 9, 2004, of the name of each Existing Warrant holder, the number of outstanding Existing Warrants held by such holder, the number of Shares such holder is entitled to receive upon the exercise of each Existing Warrant and the corresponding exercise price. Section 3.2(a)(ii) of the Disclosure Letter also contains a list, as of the close of business on the day immediately preceding the date hereof, of any Shares issued subsequent to April 9, 2004 upon the exercise of Existing Warrants. Except as disclosed in Sections 3.2(a)(i) and 3.2(a)(ii) of the Disclosure Letter, since April 9, 2004, the Company has not issued any Shares (other than pursuant to the exercise of any (i) Existing Warrants or (ii) Existing Stock Options), has not granted any options, warrants or rights or entered into other agreements or commitments to issue or purchase Shares (under the Stock Option Plans or otherwise) and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding shares of capital stock of the Company have been, and all Shares that may be issued pursuant to the exercise of options or warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and non-assessable, and have not been (and will not be) issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation of the Company or By-laws of the Company, or any agreement to which the Company is a party or is bound. Except for the Rights, the Existing Stock Options and the Existing Warrants, there are not now and as of the Effective Time there will not be, any (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred from the Company, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as "Company Securities") or (v) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, other than by exercise of holders of Existing Stock Options or Existing Warrants. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

                  (b) The Company is directly or indirectly the record and beneficial owner of all the outstanding shares of capital stock of each Company Subsidiary, except as set forth in Section 3.2(b) of the Disclosure Letter, free and clear of any Lien, and there are no irrevocable proxies with respect to any such shares. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company,
(ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company or any of its Subsidiaries (or obligations of the Company or any of its Subsidiaries to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred) any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries, (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in any of the Company's Subsidiaries (the items in clauses (i), (ii) and (iii), together with the capital stock of such Subsidiaries, being referred to collectively as "Subsidiary Securities") or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any shares of capital stock of any Subsidiary. Except as set forth in Section 3.2(b) of the Disclosure Letter, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

                  (c) Except as set forth in Section 3.2(c) of the Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

            SECTION 3.3 Authority for this Agreement; Binding Effect. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval of the Merger, this Agreement and the transactions contemplated by this Agreement, by the holders of a majority of the outstanding Shares prior to the consummation of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and, assuming the due authorization, execution and delivery of this Agreement by Merger Sub and Parent, binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

            SECTION 3.4 Consents and Approvals; No Violation.

                  (a) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will
(i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-laws (or other similar governing documents) of the Company or any of its Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any foreign, federal, state or local government or subdivision thereof, or governmental, judicial, legislative, executive, administrative or regulatory authority, agency, commission, tribunal, body or instrumentality (including tribal bodies or any official thereof or any arbitrator or panel thereof) (each a "Governmental Entity"), other than (A) filing of appropriate merger documents in accordance with the Corporation Law and (B) compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the "HSR Act"), the Securities Act, the Exchange Act and the "blue sky" or securities laws of any state, (iii) except as set forth in Section 3.4(a) of the Disclosure Letter, require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any contract, agreement, lease or sub-lease, license, franchise, loan or credit agreement, note, bond, mortgage, indenture or other instrument, arrangement, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, (iv) result in the creation or imposition of any imperfection of title, mortgage, Lien or encumbrance of any kind on any asset of the Company or any of its Subsidiaries or (v) assuming compliance with the matters set forth in the preceding subsection (ii), violate any order (including one issued by an arbitrator), writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except in the case of clauses (ii), (iii), (iv) and (v) for any of the foregoing that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger.

                  (b) The Board of Directors of the Company (at a meeting or meetings duly called and held prior to the date hereof) has by the unanimous vote of the directors present (who constitute one hundred percent (100%) of the directors in office) (A) determined that the terms of the Merger are advisable and fair to, and in the best interests of, the stockholders of the Company, (B) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (C) resolved to recommend the approval and adoption of this Agreement, the Merger and the transactions contemplated by this Agreement by the stockholders of the Company and directed that this Agreement and the Merger be submitted to the stockholders of the Company for approval.

            SECTION 3.5 Reports; Financial Statements.

                  (a) Except as set forth in Section 3.5(a) of the Disclosure Letter, since April 1, 2001, the Company has duly filed all forms, reports, schedules, proxy statements and documents required to be filed by it with the SEC. True and correct copies of all filings made by the Company with the SEC since such date and prior to the date hereof (the "Company SEC Report"), whether or not required by Law and including any registration statement filed by the Company under the Securities Act, have been either made available or are publicly available to Parent and Merger Sub. As of their respective dates, the Company SEC Reports (other than preliminary material) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and none of the Company SEC Reports, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to periodic reporting requirements of the Exchange Act or is otherwise required to file documents with the SEC or comparable Governmental Entity or any national securities exchange or quotation service.

                  (b) The audited consolidated financial statements of the Company for the year ended March 31, 2003 and the audited and unaudited consolidated financial statements of the Company included (or incorporated by reference) in the Company SEC Reports (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the rules and regulations of the SEC with respect thereto and were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The books and records of the Company and its Subsidiaries accurately reflect in all material respects, the transactions and accounts of the Company and its Subsidiaries.

                  (c) Except (i) as reflected or reserved against or disclosed in the Financial Statements, (ii) for liabilities that are not required to be recorded or reflected on a balance sheet pursuant to GAAP and (iii) as incurred in the ordinary course of business since December 31, 2003, neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, or whether due or to become due, other than liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act").

            SECTION 3.6 Absence of Certain Changes. Except (i) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (ii) as disclosed by the Company SEC Reports or (iii) as set forth in
Section 3.6 of the Disclosure Letter, since December 31, 2003, (a) the Company and its Subsidiaries have not suffered any change, condition, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect, (b) the Company and its Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course consistent with past practice, except for the negotiation and execution and delivery of this Agreement and (c) there has not been any action by the Company or any of its Subsidiaries which would constitute a breach of clauses (a)-(z) of
Section 5.1.

            SECTION 3.7 Proxy Statement. The Proxy Statement, and any other schedule or document required to be filed by the Company in connection with the Merger, will not, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or an affiliate of Parent or Merger Sub for inclusion therein. The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and any other applicable laws. If at any time prior to the date of the Special Meeting any event occurs which should be described in an amendment to the Proxy Statement, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and any other applicable laws. Prior to its filing with the SEC, the amendment or supplement shall be delivered to Parent and its outside counsel.

            SECTION 3.8 Brokers. Except as set forth in Section 3.8 of the Disclosure Letter and except for Friedman, Billings, Ramsey & Co., Inc., whose fees will be paid by the Company pursuant to an engagement letter, a copy of which has previously been provided to Parent, no Person is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries.

            SECTION 3.9 Employee Benefit Matters.


                  (a) Section 3.9(a) of the Disclosure Letter lists all material pension, retirement, savings, disability, medical, dental, health, life (including all individual life insurance policies as to which the Company or any of its Subsidiaries is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option or other equity-based compensation, bonus, incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under Section 125 of the Code, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including without limitation, all employee pension benefit plans as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all material employee welfare benefit plans as defined in Section 3(l) of ERISA), (A) under which current or former employees of the Company or any of its Subsidiaries or their respective ERISA Affiliates are entitled to participate by reason of their employment with the Company or any of its Subsidiaries or their respective ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded and whether written or oral and with respect to which the Company or any of its Subsidiaries or their respective ERISA Affiliates are a party or a sponsor or a fiduciary thereof or by which the Company or any of its Subsidiaries or their respective ERISA Affiliates (or any of their rights, properties or assets) are bound or (B) with respect to which the Company or any of its Subsidiaries otherwise may have any material liability (collectively, the "Employee Benefit Plans"). For each Employee Benefit Plan, the Company has made available true and correct copies of all plan documents, all employment agreements, summary plan descriptions, determination letters, all material communications with any government entity or agency (including the Internal Revenue Service and the PBGC) given or received with respect to any Employee Benefit Plan other than non-material communications received in the ordinary course within the past five (5) years, and the three
(3) most recent Forms 5500, including all financial or actuarial reports, if applicable, and all other attached schedules.

                  (b) Except as set forth in Section 3.9(b) of the Disclosure Letter and except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, its Subsidiaries and their respective ERISA Affiliates and, to their knowledge, any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefit Plans have complied in all material respects with such Plans' terms and with the applicable requirements of ERISA, the Code and any other applicable Law, specifically including the reporting and disclosure requirements of Part 1 of Title I, and Title IV of ERISA and the Code, in a timely and accurate manner, such that no material penalties are reasonably expected to be imposed on the Company or its Subsidiaries or their respective ERISA Affiliates, and no material penalties may be imposed on Parent or Merger Sub under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts.

                  (c) For purposes of this Agreement, "ERISA Affiliates" shall mean any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

                  (d) With respect to the Employee Benefit Plans:

                        (i) No Employee Benefit Plan is, and no "employee benefit plan" within the meaning of Section 3(3) of ERISA which the Company or any ERISA Affiliate has maintained or contributed to within the six (6) years immediately preceding the date hereof was, (A) subject to Title IV of ERISA or
Section 412 of the Code, (B) a "multiemployer" plan within the meaning of
Section 3(37) of ERISA or (C) a "multiple employer plan" within the meaning of the Code or ERISA. Except as set forth in Section 3.9(d)(i) of the Disclosure Letter or except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Employee Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter that the plan complies with the Code, as amended, pursuant to a request which accurately described such plan, and has been administered and operated in all material respects in accordance with all Laws so as to maintain such qualification.

                        (ii) Except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all contributions or other amounts payable by the Company or any of its Subsidiaries or their ERISA Affiliates through the date hereof with respect to each Employee Benefit Plan in respect of current or prior plan years have been either paid or accrued on the Financial Statements to the extent required under the terms of such plan or in accordance with GAAP.

                        (iii) Except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Company's knowledge, threatened or anticipated material claims (other than routine claims for benefits) by, on behalf of or against any of the Employee Benefit Plans or any trust related thereto or, to the knowledge of the Company, by, on behalf of or against any fiduciary of such plans.

                  (e) Except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any material liability, whether absolute or contingent, direct or indirect, including any obligations under any Employee Benefit Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee or with respect to any employees "leased" from another employer.

                  (f) The consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of the Company or any of its Subsidiaries: (A) except as set forth in Section 3.9(f) of the Disclosure Letter, entitle any individual to severance pay; or (B) except as set forth in Section 2.4, accelerate the time of payment or vesting of, increase the amount of, or satisfy a condition to the compensation due to any individual under any Employee Benefit Plan. Except as set forth in Section 3.9(f) of the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, with respect to employees or former employees of the Company or any of its Subsidiaries, result in the payment of an amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment" under Section 280G(b)(1) of the Code.

                  (g) Except as set forth in Section 3.9(g) of the Disclosure Letter, (A) neither the Company nor any of its Subsidiaries has or will have any material liability or obligation under any Employee Benefit Plan which provides medical or death benefits with respect to current or former employees of the Company or any of its Subsidiaries beyond their termination of employment (other than coverage mandated by Law); and (B) except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company, its Subsidiaries and their respective ERISA Affiliates which maintains a "group health plan," within the meaning of Section 607(l) of ERISA has materially complied with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the Health Insurance Portability and Accountability Act of 1996, as amended, and any other applicable Law.

                  (h) Except as have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan subject to ERISA, other than such a transaction subject to an administrative or statutory exemption, with respect to which a material tax, penalty or other amount may reasonably be expected to be imposed on the Company or any of its Subsidiaries or their respective ERISA Affiliates.

                  (i) None of the Company or any of its Subsidiaries, or any of their respective ERISA Affiliates, or any organization with respect to which any such entity is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Section 4069 of ERISA which has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

                  (j) To the Company's knowledge, there has been no "mass layoff" or "plant closing," as each such term is defined in the Worker Adjustment and Retraining Notification Act of 1986, as amended ("WARN"), with respect to the employees of the Company or any of its Subsidiaries, with respect to which there could be any future material liability to such employees under WARN.

                  (k) Except as set forth in Section 3.9(k) of the Disclosure Letter, none of the Company or any of its Subsidiaries is a party to any collective bargaining or other labor union contract. To the Company's knowledge, there are no union organization attempts underway with respect to any employees of the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened material labor dispute, strike or work stoppage involving such employees. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any material unfair labor practices (as defined in the National Labor Relations Acts of 1947, as amended) in connection with the operation of its business and, except as set forth in
Section 3.9(k) of the Disclosure Letter, there is no pending or, to the knowledge of the Company, threatened material charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state or local agency.

                  (l) Except as set forth in Section 3.9(l) of the Disclosure Letter, the Company represents and warrants to Parent and Merger Sub that since December 31, 2003, neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company has approved, committed or taken any other action to approve any bonuses for the Company's employees.

            SECTION 3.10 Litigation, etc. Except as set forth in Section 3.10 of the Disclosure Letter, there is no claim, charge, action, suit, arbitration, proceeding or investigation ("Claim") pending or, to the knowledge of the Company, threatened (a) against the Company or any of its Subsidiaries, (b) affecting their respective assets, rights or businesses or (c) against any of their directors, officers or employees that if adversely determined would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or seeks an award of damages with respect thereto. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.11      Tax Matters.

            Except as set forth in Section 3.11 of the Disclosure Letter and except to the extent that the failure of the following has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

                  (a) The Company and its Subsidiaries have duly filed all Tax Returns required to be filed by Law with respect to the Company and its Subsidiaries (or any of them) or any of their income, properties or operations as of the date hereof in a timely manner and, to the knowledge of the Company, there are no extensions of time within which to file any Tax Return that are currently in effect. All such Tax Returns are accurate and complete in all material respects. All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared and timely filed (taking into account applicable filing extensions). No penalties or other charges in a material amount in excess of amounts reserved for Taxes and accrued Taxes established on the Financial Statements of the Company are or will become due with respect to the late filing of any Tax Return of the Company and its Subsidiaries (or any of them) or payment of any Tax of the Company and its Subsidiaries (or any of them), required to be filed or paid on or before the Effective Time.

                  (b) With respect to all Tax Returns filed or required to be filed by or with respect to the Company and its Subsidiaries (or any of them):

                        (i) the statute of limitations for the assessment of United States federal corporate income taxes has expired for all years prior to 2000;

                        (ii) no audit is in progress and neither the Company nor any of its Subsidiaries has received written notice of any audit;

                        (iii) no waiver or agreement has been executed for the extension of time for the assessment or payment of any Tax;

                        (iv) no deficiency has been proposed in writing or assessed in writing by a taxing authority against the Company or any of its Subsidiaries; and

                        (v) there are no Liens for Taxes on the assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the consolidated balance sheet of the Company dated December 31, 2003.

                  (c)

                        (i) all amounts required to be paid on or before the date hereof by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes have been timely paid; and

                        (ii) any amounts required to be paid by or with respect to the Company and its Subsidiaries (or any of them) with respect to Taxes after the date hereof and on or before the Effective Time shall be timely paid.

                  (d) Neither the Company nor any of its Subsidiaries has been or is a party to any tax sharing agreement or similar arrangement.

                  (e) The Company and its Subsidiaries have made adequate provisions in accordance with GAAP for each of the Company and its Subsidiaries in the Financial Statements for the payment of all Taxes for which each of the Company and its Subsidiaries may be liable for the periods covered thereby that were not yet due and payable as of the dates thereof.

            SECTION 3.12 Compliance with Law. Neither the Company nor any of its Subsidiaries (a) is, in any material respect, in conflict with, in default under, in violation of or under investigation pursuant to any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) has received notice of or, to the knowledge of the Company, been threatened to be charged with any of the foregoing, except where the failure to so comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, authorizations, consents, approvals, certificates and franchises from Governmental Entities required to conduct their businesses as currently conducted (the "Company Permits"), except as set forth in Section 3.12 of the Disclosure Letter and except for such permits, licenses, authorizations, consents, approvals, certificates and franchises the absence of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Merger.

            SECTION 3.13 Environmental Matters. The Company and each of its Subsidiaries have been and are in compliance with all applicable Environmental Laws except for such instances of non-compliance that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries have all material permits, licenses, consents, approvals, certificates, waivers, variances and other authorizations ("Authorizations") that are required with respect to the operation of their respective businesses, properties and assets under the Environmental Laws and are in compliance with such Authorizations and all such Authorizations are in full force and effect except for such non-compliance or failures to be in full force and effect that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 3.13 of the Disclosure Letter, none of the Company or its Subsidiaries is subject to any material claims, actions, suits, proceedings, investigations, decrees, judgments or orders pursuant to Environmental Law or principles of common law relating to pollution of the environment or health and safety which have had or would reasonably be expected to have a Material Adverse Effect. There are no events, conditions or circumstances which have resulted or are reasonably likely to result in liability or costs pursuant to Environmental Laws or principles of common law relating to pollution or protection of the environment or health and safety which have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.14      Intellectual Property.

                  (a) Except as set forth in Section 3.14(a) of the Disclosure Letter, the Company and its Subsidiaries own, or otherwise have the right pursuant to a valid license, sublicense or other agreement to, the Company Intellectual Property, free and clear of all Liens, and have the right (subject to any such license terms, if applicable) to use, make, have made, sell, offer to sell, import, license, sublicense and otherwise exploit all Company Intellectual Property in accordance with applicable Law.

                  (b) Section 3.14(b) of the Disclosure Letter sets forth all registrations, issuances, filings and applications for any Intellectual Property filed by the Company, its Subsidiaries or any predecessors, specifying as to each item, as applicable: the nature of the item, including the title; the owner of the item; the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed; and the issuance, registration, or application numbers and dates.

                  (c) Section 3.14(c) of the Disclosure Letter sets forth all material IP Licenses under which the Company or any Subsidiary is a (i) licensor, except for licenses of its commercially-marketed Software in the ordinary course of business substantially under the Company's standard terms and conditions for such licenses, or (ii) licensee, distributor, or reseller. The Company and its Subsidiaries have substantially performed all obligations imposed on them pursuant to the IP Licenses. The Company and its Subsidiaries have made all payments to date required under all material IP Licenses, and are not, nor to the knowledge of the Company or any Subsidiary is another party thereto, in breach of or material default thereunder in any respect, nor is there any event that with notice or lapse of time or both would constitute a material default thereunder. All of the material IP Licenses are valid, enforceable, and in full force and effect in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law), and, with respect to the Company and its Subsidiaries, will continue to be so on identical terms immediately following the completion of the transactions contemplated by this Agreement. The transactions contemplated by this Agreement will not result in the termination of, or otherwise require the consent of any party to, any material IP License.

                  (d) All of the Company's and the Subsidiaries' rights in the Company Intellectual Property are valid and enforceable with respect to all Intellectual Property rights other than Patents and Trademarks, and to the best of the Company's knowledge, with respect to Patents and Trademarks. The Company and the Subsidiaries have taken commercially reasonable actions to maintain and protect each item of Company Intellectual Property owned or purported to be owned by the Company or any Subsidiary. The Company and the Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of their material Trade Secrets and the proprietary nature and value of their Intellectual Property. To the knowledge of the Company, none of the Company's or any Subsidiary's material Trade Secrets, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any employee, representative or agent of the Company, a Subsidiary or any other Person not obligated to maintain such material Trade Secret in confidence under applicable law or pursuant to a confidentiality agreement entered into with the Company or the applicable Subsidiary, except as required by the applicable patent office pursuant to the filing of a patent application by the Company or the applicable Subsidiary.

                  (e) Substantially all present employees involved with Software development and each officer, consultant or any other Person not employed by the Company or any of its Subsidiaries who developed any part of any Company or Subsidiary product or any Intellectual Property that is or will be made, had made, used, imported, or sold, offered for sale, licensed, sublicensed or otherwise exploited by the Company or a Subsidiary within the past five (5) years have executed a valid and enforceable agreement with the Company or the applicable Subsidiary that (i) conveys any and all right, title and interest in and to all Intellectual Property developed within the scope of such Person's employment or engagement by such Person to the Company or the applicable Subsidiary, (ii) establishes that to the extent such Person is an author of a copyrighted work created in connection with such Person's employment or contract, such work is a "work made for hire," and (iii) obligates the employee or contractor to keep any confidential information of the Company or any Subsidiary confidential both during and for a period of time after the term of employment or contract. No such employee, consultant or other Person has excluded works or inventions related to any business of the Company or the Company Intellectual Property made prior to his employment with or work for the Company or applicable Subsidiary from his/her assignment of inventions pursuant to such proprietary invention agreements.

                  (f) To the knowledge of the Company, no former employer or client of any employee of the Company or any Subsidiary, and no current or former client of any consultant of the Company or any Subsidiary, has made a material Claim against such employee, consultant or any other Person, that such employee or such consultant is utilizing or infringing upon Intellectual Property of such former employer or client.

                  (g) Except as set forth in Section 3.14(g) of the Disclosure Letter, it is not necessary for the Company's or any Subsidiary's business to use any Intellectual Property owned by any present or past director, officer, employee or consultant of the Company or any Subsidiary (or Persons the Company presently intends to hire).

                  (h) None of the Intellectual Property, products or services owned, used, developed, provided, sold, licensed or imported by the Company or any Subsidiary, or made for, used or sold by or licensed to the Company or any Subsidiary by any Person (i) infringes upon or otherwise violates any Intellectual Property rights (other than Patents and Trademarks) of any Person, or (ii) to the knowledge of the Company, infringes upon or otherwise violates any Patent or Trademark rights of any Person. To the knowledge of the Company, other than as set forth in Section 3.14(h) of the Disclosure Letter, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company or any Subsidiary.

                  (i) Except as set forth in Section 3.14(i) of the Disclosure Letter, there are no Claims pending, or to the knowledge of any of the Company, threatened, and the Company knows of no basis for any Claim, (i) contesting the right of the Company or any Subsidiary to use, make, have made, sell, offer to sell, import, license, or otherwise exploit any of the Company's or any Subsidiary's products or services currently or previously made, had made, sold, offered for sale, licensed, imported or made available to any person or used by the Company or any Subsidiary or (ii) opposing or attempting to cancel any of the Company's or any Subsidiary's rights in or to any Company Intellectual Property.

                  (j) Except as set forth in Section 3.14(j) of the Disclosure Letter, neither the Company nor any Subsidiary is party to or bound by any license or other agreement requiring the payment by the Company or any Subsidiary of any material royalty or license payment, excluding such agreements relating to Off-the-Shelf Software.

                  (k) Except as set forth in Section 3.14(k) of the Disclosure Letter, neither the Company nor any Subsidiary is bound by any non-competition or similar agreement that would be binding upon Parent or Merger Sub after completion of the transactions contemplated by this Agreement.

                  (l) All Software currently sold or licensed by the Company or any Subsidiary for use by the Company's customers is identified in Section 3.14(l) of the Disclosure Letter. The Software performs in substantial conformance with its documentation and, except as set forth in Section 3.14(l) of the Disclosure Letter, is fully and freely transferable to Parent or Merger Sub without any third party consents, is free from any material software defect and, except as set forth in Section 3.14(l) of the Disclosure Letter, does not contain any Self-Help Mechanism or Unauthorized Code.

                  (m) Neither the Company nor the Subsidiary is, nor, as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, will be, in violation of any agreement relating to any Company Intellectual Property. Upon Closing, Merger Sub will own all right, title, and interest in and to or have a valid written license to use all Company Intellectual Property on identical terms and conditions as the Company or the applicable Subsidiary enjoyed immediately prior to such transactions.

            SECTION 3.15      Real Property.

                  (a) The Company and its Subsidiaries have good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned by them and material to the conduct of their respective businesses as such businesses are now being conducted. Neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, Lien, option, conditional sale agreement, encumbrance, security interest, title, exception or restriction or claim or charge of any kind ("Encumbrances"), except for such Encumbrances as are set forth in Section 3.15(a) of the Disclosure Letter or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such property is in good condition and repair, normal wear and tear excepted, and adequate in all material respects for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted, except to the extent that the condition of any property is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Section 3.15(b) of the Disclosure Letter sets forth a list of all material leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any material real property (the "Real Property Leases"). Each Real Property Lease is valid, binding and in full force and effect, and to the knowledge of the Company, no termination event or condition or uncured default of a material nature on the part of the Company or any such Subsidiary exists under any Real Property Lease. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) those reflected or reserved against in the balance sheet of the Company dated as of December 31, 2003, (ii) Taxes and general and special assessments not in default and payable without penalty and interest and (iii) other Liens that do not materially interfere with the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof or that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.16      Material Contracts.

                  (a) Section 3.16(a) of the Disclosure Letter sets forth a list of (i) all customers that have current maintenance contracts with the Company or one of its Subsidiaries, (ii) the top 16 of all Value Added Reseller contracts or Original Equipment Manufacturer contracts that the Company or one of its Subsidiaries is a party to, as determined by revenue for the last two (2) years ended December 31, 2003, and (iii) all other contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments which have not been fully performed and for which the Company or any of its Subsidiaries has any continuing obligations or liabilities thereunder (to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective assets is bound) that involves or could involve aggregate payments of more than $250,000 that (A) are not described in clauses (i) or (ii) or otherwise not set forth in any of Sections 3.9, 3.14 or 3.15 of the Disclosure Letter, (B) are not liabilities and obligations for fees and expenses incurred in connection with this transaction and (C) do not relate to routine overhead and administrative costs or expenses with respect to the facilities of the Company or its Subsidiaries that are incurred in the ordinary course of business, consistent with past practices (the contracts, agreements, commitments, arrangements, leases (including with respect to personal property) and other instruments set forth in clauses (i) through
(iii) above, together with any contract, agreement or understanding required to be set forth in Section 3.16(c) of the Disclosure Letter, each, a "Scheduled Contract" and collectively, the "Scheduled Contracts"). Copies of all Scheduled Contracts have been previously delivered to or made available by the Company for inspection by Parent and Merger Sub, and such copies are true, complete and correct.

                  (b) Each of the material Scheduled Contracts set forth in clauses (ii) and (iii) of Section 3.16(a) are valid and binding and are in full force and effect and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and except for such failures to be in full force and effect or enforceable that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is not, in any material respect, in violation or breach of or default under any Scheduled Contract nor, to the Company's knowledge, is any other party to any such Scheduled Contract.

                  (c) Except as set forth in Section 3.16(c) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any (x) contract, agreement or arrangement (including any lease of real property) in the case of clauses (i-ii) and (iv-vi) or (y) any material contract, agreement or arrangement (including any lease of real property), in either case, entered into subsequent to January 1, 1990, (i) restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any or its Subsidiaries) to compete in any material respect in or conduct any line of business or to engage in business in any geographic area or to hire any individual or group of individuals, (ii) containing covenants of any other Person not to compete in any material respect with the Company or any of its Subsidiaries, (iii) containing any so-called "most favored nation" provisions or any similar provision requiring the Company or any Subsidiary (or after the Merger, Parent or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties, (iv) providing for "earn-outs," "performance guarantees" or contingent payments by the Company or any of its Subsidiaries involving more than $100,000 over the term of the contract, agreement or arrangement, (v) relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities (including guarantees (other than the Company's guarantee of its Subsidiaries warranty obligations) or other contingent liabilities in respect of any of the foregoing but in any event excluding trade payables arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) and
(vi) relating to any material joint venture, partnership, strategic alliance or similar arrangement (including, without limitation, any franchising agreement).

            SECTION 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Friedman, Billings, Ramsey & Co., Inc., a copy of which has been provided to Parent, to the effect that, as of the date of this Agreement, the consideration to be received in the Merger, by the holders of Shares (other than Parent or its affiliates) is fair to such holders from a financial point of view.

            SECTION 3.18 Anti-takeover Plan; State Takeover Statutes. Except for the Company Rights Plan, neither the Company nor any Subsidiary has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a "poison pill" or "anti-takeover" plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. The Board of Directors of the Company has taken all necessary actions to exempt the Merger, this Agreement and the transactions contemplated by this Agreement from
Section 203 of the Corporation Law. No other "fair price," "moratorium," "control share acquisition," "business combination" or other similar state takeover statute or similar statute or regulation of any jurisdiction applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

            SECTION 3.19 Insurance. Except as set forth in Section 3.19 of the Disclosure Letter or except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries maintain, and have maintained, without interruption, during its existence, policies or binders of insurance covering such risk, and events, including personal injury, property damage and general liability in amounts the Company reasonably believes adequate for its business and operations, (ii) the Company has not received notice of termination or cancellation of any such policy and such policies shall not terminate as a result of the consummation of the transactions contemplated hereby, (iii) the Company or its Subsidiaries are named insureds under such policies, (iv) all premiums required to be paid with respect thereto covering all periods up to and including the Effective Time have been paid and (v) there has been no lapse in coverage under such policies during any period for which the Company and its Subsidiaries have conducted their respective operations. None of the Company or its Subsidiaries has any obligation for retrospective premiums for any period prior to the Effective Time which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such policies are in full force and effect and will remain in full force and effect to and including the Effective Time, unless replaced with comparable insurance policies having comparable terms and conditions. Except as set forth in Section
3.19 of the Disclosure Letter, no insurer has put the Company or any of its Subsidiaries on notice that coverage may be denied with respect to any claim submitted to such insurer by the Company or any such Subsidiary.

            SECTION 3.20 Trade Relations. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company or any of its Subsidiaries with any distribution partner, customer or supplier or any group of customers or suppliers whose purchases or inventories provided to the Company's or any of its Subsidiaries' business are, in the aggregate, material to the Company and its Subsidiaries, and there exists no present condition or state of facts or circumstances that has had or would reasonably be expected to prevent the Company or any of its Subsidiaries from continuing such business relationships or such business with any such distribution partner, customer, supplier or group of customers or suppliers in the same manner as heretofore conducted by the Company or any of its Subsidiaries, as the case may be.

            SECTION 3.21      Warranties; Product Claims.

                  (a) Except as set forth in Section 3.21(a) of the Disclosure Letter, the products manufactured by the Company and its Subsidiaries and sold to end user customers and, to the Company's knowledge, the products manufactured by the Company and its Subsidiaries and sold for use by original equipment manufacturer customers or the products sold by the Company or its Subsidiaries but manufactured by third parties, conform to design in all material respects and comply in all material respects with all applicable Laws. To the Company's knowledge, there is no pending federal or state legislation, not otherwise applicable to the Company's industry, which if adopted or enacted would reasonably be expected to result in a Material Adverse Effect as a result of the products sold by the Company and its Subsidiaries.

                  (b) Section 3.21(b) of the Disclosure Letter sets forth a summary of each material recall (voluntary or involuntary) of products manufactured by the Company or its Subsidiaries (or products containing products manufactured by the Company or any of its Subsidiaries) during the three (3) year period prior to the date hereof, describing in each case the nature of the problem giving rise to such recall, the approximate number of products recalled and the aggregate costs incurred by the Company or any of its Subsidiaries for each such recall. Except as set forth in Section 3.21(b) of the Disclosure Letter, during the three (3) year period prior to the date hereof, neither the Company nor any of its Subsidiaries has experienced any material return or Warranty Claims which in the aggregate in each of the last three (3) years, has exceeded $250,000, with respect to products sold or services performed by the Company and its Subsidiaries, nor are there any pending or, to the Company's knowledge, threatened material return or Warranty Claims with respect to products sold or services performed by the Company and its Subsidiaries for which the Company or its Subsidiaries may have continuing liability or obligations as of the date hereof.

            SECTION 3.22 Potential Conflicts of Interest. Except as set forth in
Section 3.22 of the Disclosure Letter, no director, officer, employee or the beneficial owner of one percent (1%) or more of the Shares nor any relative of any such individual, (a) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries, (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries has used, or that the Company or any of its Subsidiaries intends to use within the next twelve months, in the conduct of their business or (c) receives any payment or other benefit from the Company or any of its Subsidiaries, has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing as of the date hereof. Except as disclosed in the Company SEC Reports, there are no transactions, arrangements or contracts between the Company and its Subsidiaries, on the one hand, and the Company's affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

            SECTION 3.23 Amendment to the Company Rights Plan. The Board of Directors of the Company has taken all necessary action (including any amendment thereof) under the Company Rights Plan (without redeeming the Rights) so that none of the execution or delivery of this Agreement, the consummation of the Merger or any other transaction contemplated by this Agreement will cause (i) the Rights to become exercisable under the Company Rights Plan or to separate from the stock certificates to which they are attached, (ii) a Flip-in Date or Stock Acquisition Date (each as defined in the Company Rights Plan) to occur or
(iii) Parent, Merger Sub or any of their Affiliates to be deemed an Acquiring Person (as defined in the Company Rights Plan). The Company has furnished Parent with complete and correct copies of all such actions of the Board of Directors of the Company. The Company has delivered to Parent a true, complete and correct copy of the Company Rights Plan and the Company Rights Plan has not been further modified or amended.

            SECTION 3.24 Voting Requirements. The affirmative vote at the Special Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding Shares in favor of adopting this Agreement (the "Requisite Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE IV

                               REPRESENTATIONS AND
                       WARRANTIES OF PARENT AND MERGER SUB
                       -----------------------------------

            Parent and Merger Sub represent and warrant to the Company as follows:

            SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

            SECTION 4.2 Authority for this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

            SECTION 4.3 Proxy Statement. None of the information supplied by Parent, Merger Sub or any affiliate of Parent or Merger Sub for inclusion in the Proxy Statement will, at the date of filing with the SEC, and at the time the Proxy Statement is mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            SECTION 4.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or By-laws (or other similar governing documents) of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required under the HSR Act, the Securities Act, the Exchange Act, the Corporation Law and the "takeover," "blue sky" or securities laws of any state or (ii) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby, (c) require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation, modification or acceleration) as to which requisite waivers or consents have been obtained or which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby or (d) violate any order (including one issued by an arbitrator), writ, injunction, decree, statute, rule or regulation applicable to Parent, Merger Sub or any of their respective Subsidiaries or by which any of their respective assets are bound, except for violations which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby.

            SECTION 4.5 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations only as contemplated hereby.

            SECTION 4.6 Funds. Parent or Merger Sub has or will have the funds necessary to consummate the Merger.

            SECTION 4.7 Brokers. Except as disclosed in a letter delivered by Parent to the Company as of the date hereof, no Person is entitled to receive any brokerage, finder's or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company or any of its Subsidiaries.

                                    ARTICLE V

                                    COVENANTS
                                    ---------

            SECTION 5.1 Conduct of Business of the Company. Except (i) as set forth in Section 5.1 of the Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) as consented to in writing by Parent from time to time, during the period from the date of this Agreement to the earlier of the Effective Time or until the earlier termination of this Agreement, the Company will conduct and will cause each of its Subsidiaries to:

                  (a) act and carry on their respective businesses in the ordinary course of business substantially consistent with past practice and use their respective commercially reasonable efforts (i) to preserve substantially intact their current material business organizations, (ii) to keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business), (iii) to preserve their material relationships with others having significant business dealings with them and
(iv) to ensure continued compliance in all material respects with the Sarbanes-Oxley Act;

                  (b) not issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge of (i) any Company Securities (including any Existing Stock Option and Existing Warrants) or Subsidiary Securities, or grant or accelerate any right to convert or exchange any Company Securities or Subsidiary Securities, other than Shares issuable upon exercise of the Existing Stock Options and exercise of the Existing Warrants or (ii) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date hereof;

                  (c) not acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities (other than Existing Stock Options or Existing Warrants as contemplated by Section 2.4);

                  (d) not split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than cash dividends paid to the Company by its wholly-owned Subsidiaries with regard to their capital stock);

                  (e) not propose or adopt any amendment to their Certificate of Incorporation or By-laws (or similar documents);

                  (f) except as contemplated by Section 3.23 and Section 5.13,
(i) not amend or modify the Company Rights Plan or (ii) not take any action with respect to, or make any determination under, the Company Rights Agreement (including a redemption of the Rights or any action to facilitate an Alternative Proposal);

                  (g) not grant any stock related performance or similar awards to any employees of the Company;

                  (h) except as contemplated by this Agreement, not enter into any new, or amend any existing, employment, severance, consulting or salary continuation agreements with or for the benefit of any officers, directors or employees (including, without limitation, amendment of, but not the entering into of, the employment and consulting agreements being entered into on the date hereof listed on Section 5.1(h) of the Disclosure Schedule), or grant any increases in the compensation, bonuses or benefits to officers, directors and employees (other than normal compensation increases to persons who are not officers or directors in the ordinary course of business consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company);

                  (i) not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) acquire or agree to acquire, lease or manage any assets, other than in the ordinary course of business consistent with past practice acquire assets that are immaterial to the Company and its Subsidiaries taken as a whole;

                  (j) other than in the ordinary course of business consistent with past practice, not sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, including, without limitation, the Company Intellectual Property, or stock or other ownership interest in any of its properties or subsidiaries other than (i) any Liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the consolidated balance sheet of the Company at December 31, 2003 and (ii) such mechanics and similar liens, if any, as do not materially detract from the value of any of such properties, assets, stock or ownership interests or materially interfere with the present use of any of such properties or assets;

                  (k) not make any commitment or enter into, or amend, modify, or terminate, or waive any rights under, any material contract, agreement or understanding, without the prior written consent of Parent (which consent shall not be unreasonably withheld), other than in the ordinary course of business consistent with past practice;

                  (l) not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its line of credit for working capital purposes and the endorsement of checks in the normal course of business or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than (A) sales commissions draws and (B) travel and entertainment advances to employees in the ordinary course of business consistent with past practice;

                  (m) not establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer and employee (except (i) as required by Law, (ii) for bonus arrangements with new hires that are entered into in the ordinary course of business consistent with past practice and that are no more favorable than arrangements for similarly positioned employees of the Company or (iii) for reasonable employment termination or severance agreements entered into in the ordinary course of business consistent with past practice);

                  (n) except as disclosed in the Company's SEC Reports and except as may be required as a result of a change in Law or in GAAP or a change in order to comply with SEC requirements, not change any of their accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (o) ensure that it and each of its Subsidiaries shall use its commercially reasonable efforts to keep or cause to be kept its material existing insurance policies (or substantial equivalents) in such amounts in force until the Effective Time and shall give Parent notice of any material change in its insurance policies;

                  (p) not make any material election with regard to Taxes or settle or compromise any material federal, state, local or foreign income tax liability without the prior written consent of Parent, which consent shall not be unreasonably withheld. All Tax Returns required to be filed by or with respect to the Company and its Subsidiaries (or any of them) after the date hereof and on or before the Effective Time shall be prepared in a manner consistent with prior years, unless otherwise required pursuant to a final determination (which shall include the execution of an IRS Form 870-AD or successor form);

                  (q) not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), (x) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect as of the date hereof, (ii) liability or obligations not to exceed $100,000 individually or $500,000 in the aggregate or (iii) claims settled or compromised to the extent permitted by
Section 5.1(s), or (y) waive, release, grant, or transfer any rights of material value pursuant to any material contract, agreement or understanding other than in the ordinary course of business consistent with past practice;

                  (r) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                  (s) not settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid by the Company in all such settlements or compromises does not exceed $250,000 in the aggregate or $50,000 for any individual settlement or compromise (net of any insurance contribution or coverage that has not been objected to or disclaimed);

                  (t) not engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's or its Subsidiaries' affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404 other than transactions between the Company and its wholly-owned Subsidiaries or between the Company's wholly-owned Subsidiaries;

                  (u) not effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

                  (v) take commercially reasonable actions to protect and maintain the Company Intellectual Property, including without limitation, prosecuting all pending applications for Patents or registration of Trademarks and Copyrights used in the Company's business and maintaining, to the extent permitted by law, each Patent or registration owned by the Company or any Subsidiary;

                  (w) not do any act or knowingly omit to do any act whereby any Company Intellectual Property may become invalidated, abandoned or dedicated to the public domain, and will use commercially reasonable efforts to prevent any licensee or sublicensee thereof from doing the same;

                  (x) notify Parent or Merger Sub promptly (i) if it knows, or has reason to know, that any Company Intellectual Property may become abandoned or dedicated to the public domain, (ii) it has received notice of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the U.S. Patent and Trademark Office (the "PTO") or the U.S. Copyright Office (the "Copyright Office") or equivalent office in any foreign jurisdiction, any court or tribunal in the United States or any political sub-division thereof, or any court or tribunal in any foreign jurisdiction), other than non-final determinations of the PTO or the Copyright Office, regarding its ownership of any Intellectual Property or its right to register the same or to keep, maintain and use the same;

                  (y) shall promptly notify Parent or Merger Sub of any material infringement of any Company Intellectual Property of which it becomes aware; and

                  (z) not agree in writing or otherwise to take any of the foregoing actions to the extent it would constitute a default under Section 5.1.

            SECTION 5.2 No Solicitation.

                  (a) The Company shall not, and shall cause its Subsidiaries and affiliates and each of their respective officers, directors, employees, representatives (including, without limitation, investment bankers, attorneys and accountants) or other agents (collectively, the "Representatives") not to, directly or indirectly, (i) encourage, solicit or initiate any proposal or offer with respect to an Acquisition Proposal or (ii) participate in any discussions or negotiations (that are reasonably intended to facilitate the making of an Acquisition Proposal) with, or provide, furnish or disclose any information to, or afford any access to the properties, books or records of the Company or any of its Subsidiaries, or otherwise take any other action to assist or facilitate (including granting any waiver or release under any standstill or similar agreement with respect to any securities of the Company), any "person" or "group" (as such terms are used for purposes of Section 13(d)(3) of the Exchange
Act) (other than Parent or Merger Sub or any affiliate or associate of Parent or Merger Sub) (each, a "Potential Acquiror") concerning any Acquisition Proposal. In the event the Company receives any Acquisition Proposal, the Company shall as promptly as practicable notify Parent of such receipt and provide Parent with the identity of the Potential Acquiror and a copy of such Acquisition Proposal or a reasonably detailed written summary setting forth the material terms and conditions thereof. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 5.2(a) by any Subsidiary or affiliate of the Company or any Representative shall be deemed to be a breach by the Company of this Section 5.2(a).

                  (b) Notwithstanding the provisions of Section 5.2(a), the Company may take any of the actions referred to in Section 5.2(a)(ii) with respect to a Potential Acquiror that has made an unsolicited written Acquisition Proposal provided that all of the following conditions are satisfied: (i) the Board of Directors of the Company (acting by a majority of the entire board) determines in good faith, (A) after consultation with its independent financial advisor, that such Acquisition Proposal is reasonably likely to result in the making of a Superior Proposal, and (B) after consultation with its outside legal counsel, that the failure to take such action in their reasonable judgment may result in a breach of its fiduciary duties pursuant to applicable Law; (ii) the Company in its reasonable judgment keeps Parent advised on a current basis of any material developments with respect to such Acquisition Proposal, (iii) the Company receives from such Potential Acquiror an executed confidentiality agreement customary for a transaction of this type; provided, that if the Company modifies or waives any standstill provision in such agreement for the benefit of any such Potential Acquiror, the Company shall in the same manner simultaneously modify or waive the standstill provision in the confidentiality agreement that the Parent is a party to with the Company for the benefit of Parent, and (iv) the Company furnishes or makes available to Parent the same information provided to such Person (to the extent not previously furnished or made available).

                  (c) The Company shall, and shall cause its Subsidiaries and affiliates and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, activity, discussions or negotiations with any Person (other than Parent, Merger Sub or any of their respective affiliates or associates) conducted prior to the date hereof with respect to any Acquisition Proposal.

                  (d) The Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Merger and this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, including, without limitation, for purposes of Section 203 of the Corporation Law or (iii) enter into any letter of intent, agreement in principle or acquisition agreement related to any Acquisition Proposal.

                  (e) Nothing contained in this Section 5.2(e) shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to an Acquisition Proposal by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or otherwise communicating with the Company's stockholders to the extent required by Law.

            SECTION 5.3 Access to Information.

                  (a) From and after the date of this Agreement, the Company shall (i) give Parent and Merger Sub and their appropriate Representatives reasonable access (during regular business hours upon reasonable notice) to the facilities and books and records of the Company and its Subsidiaries and (ii) cause its officers and those of its Subsidiaries to furnish Parent and Merger Sub with such reasonable financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent or Merger Sub may from time to time reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that it reasonably concludes (A) it would interfere with the operation of the Company's business in the ordinary course of business, (B) in the reasonable judgment of the Company, after consultation with Company's outside counsel, any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (C) in the reasonable judgment of the Company, after consultation with Company's outside counsel, the information is subject to confidentiality obligations to a third party, or (D) disclosure of any such information or document would, after consultation with Company's outside counsel, result in the loss of attorney-client privilege.

                  (b) Information obtained by Parent or Merger Sub pursuant to
Section 5.3(a) shall be subject to the provisions of the Confidentiality Agreement (as amended or supplemented from time to time in accordance with the terms thereof), the terms of which are incorporated herein by reference.

            SECTION 5.4 Reasonable Efforts; Further Actions.

                  (a) Subject to the terms and conditions herein provided for (including, without limitation, Section 5.11), each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under any applicable Law that the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby and to respond as promptly as practicable to all inquiries received from any Governmental Entity with respect to such submissions for additional information or documentation, and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining, in connection with the consummation of the transactions contemplated by this Agreement, whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any applicable Law or whether any consents, approvals or waivers are required to be or should be obtained from other parties to any material contract, agreement or understanding (including, without limitation, under any contract, agreement or understanding set forth in Section 3.4 of the Disclosure Letter) and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

                  (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent shall cause the proper officers and directors of each party to this Agreement to take all such necessary action.

                  (c) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, the parties hereto agree to cooperate and use all commercially reasonable to defend vigorously against it and respond thereto.

            SECTION 5.5 Indemnification and Insurance.

                  (a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the present or former directors, officers and employees (or any individual who served at the Company's or any of its Subsidiaries' request as an officer, director, or agent) of the Company or any of its Subsidiaries (or any other entity or enterprise, such as a partnership, joint venture, trust or employee benefit plan) as provided in (i) the Company's Certificate of Incorporation or By-laws, (ii) or the articles of organization, by-laws or similar organizational documents of any of the Company's Subsidiaries or other entity or enterprise or (iii) under any indemnification agreements of the Company set forth in Section 5.5(a) of the Disclosure Letter as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, shall be assumed by the Surviving Corporation and Parent in the Merger, without further action, and shall continue in full force and effect without modification (other than modifications that would enlarge the indemnification rights) for a period of not less than the statutes of limitations applicable to such matters, and Parent shall, and shall cause the Surviving Corporation to comply fully with its obligations hereunder and thereunder.

                  (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person (other than another direct or indirect Subsidiary of Parent) and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person (other than any direct or indirect Subsidiary of Parent), or otherwise dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 5.5(b) by operation of law or otherwise.

                  (c) Parent shall or shall cause the Surviving Corporation to maintain in effect for a period of six (6) years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance and fiduciary liability insurance and fiduciary insurance covering the individuals described in Section 5.5(a) (which may include naming such individuals under Parent's existing policies); and such policies provided by Parent shall provide substantially similar coverage as is provided for the individuals who are covered by the Company's existing policies; provided, however, that Parent shall not be required in order to maintain such policies to pay an annual premium in excess of two hundred percent (200%) of the price set forth on Section 5.5(c) of the Disclosure Letter; provided, further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of two hundred percent (200%) of such amount, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to two hundred percent (200%) of such amount.

                  (d) The provisions of this Section 5.5(d) are (i) intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

            SECTION 5.6 Proxy Statement. As promptly as reasonably practicable after the execution and delivery of this Agreement, the Company shall:

                  (a) prepare and, after consultation with and review by Parent, file with the SEC a preliminary proxy statement relating to the special meeting of the stockholders of the Company (the "Special Meeting") to be held to consider approval and adoption of this Agreement and the Merger and use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with and review by Parent, to respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement and promptly cause a definitive Proxy Statement to be mailed to its stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy material will be mailed by the Company without consultation with and review by Parent and (ii) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

                  (b) promptly notify Parent of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement or for additional information, and will promptly supply Parent with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement or the Merger; and

                  (c) promptly inform Parent if at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, the Company, with the cooperation of and in consultation with Parent, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

                  (d) Parent and Merger Sub each agree that none of the information supplied in writing by it to be included or incorporated by reference in the Proxy Statement or any amendment thereof or supplement thereto, will, on the date of the mailing of the Proxy Statement or any amendment or supplement thereto, and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. It is expressly understood and agreed that (i) Parent, Merger Sub and the Company will cooperate with each other in connection with all aspects of the preparation, filing and clearance by the SEC of the Proxy Statement (including the preliminary proxy and any and all amendments or supplements thereto), (ii) the Company shall give Parent and its outside counsel the opportunity to review the Proxy Statement prior to it being filed with the SEC and shall give Parent and its outside counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC and each of the Company and Parent agrees to use its commercially reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the SEC, (iii) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including, without limitation, all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated thereby and (iv) the Company will not file with, or send to, the SEC the Proxy Statement (including the preliminary Proxy Statement and any and all amendments or supplements thereto and any and all responses to requests for additional information and replies to comments relating thereto) or mail any Proxy Statement (including the preliminary Proxy Statement and any and all amendments or supplements thereto) or use any proxy material in connection with the Special Meeting, in each case without Parent's prior approval (not to be unreasonably withheld).

                  (e) The Proxy Statement shall include the unanimous and unconditional recommendation of the Board of Directors of the Company to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger; provided, however, that the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation solely in accordance with the provisions of Section 5.2 hereof. In addition, the Proxy Statement and the Proxy Materials will include a copy of the written opinion of the Financial Advisor referred to in Section 3.17.

            SECTION 5.7 Special Meeting. The Company shall call and hold the Special Meeting as promptly as reasonably practicable after the mailing of the Proxy Statement to the stockholders of the Company for the purpose of voting upon the approval of this Agreement and Parent and the Company will cooperate with each other to cause the Special Meeting to be held as soon as reasonably practicable following the mailing of the Proxy Materials to the stockholders of the Company. The Company shall use its commercially reasonable efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the approval of this Agreement, and shall take all other action necessary or advisable to secure the Requisite Company Vote, except to the extent that the Board of Directors of the Company withdraws, modifies or changes its recommendation in favor of the Merger as provided in Section 5.2(d) hereof.

            SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent or Merger Sub, as the case may be, shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely (a) to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time and (b) to result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

            SECTION 5.9 Press Releases and Communications.

                  (a) Parent, Merger Sub and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation (and affording the other party or parties an opportunity to comment thereon), except as may be required by applicable Law or by the rules of any stock exchange on which such party is listed.

                  (b) The Company, Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries and Representatives, not to communicate with respect to this Agreement and the transactions contemplated hereby except in compliance with applicable Law.

            SECTION 5.10      Employee Benefits Matters.


                  (a) Other than as specifically provided in this Agreement, from and after the Effective Time, Parent will, and will cause the Company to, honor in accordance with their terms all existing employment, severance and consulting agreements of any current or former officer, director, employee or consultant of the Company or any of its Subsidiaries that were disclosed on
Section 3.9(a) of the Disclosure Letter; provided, however, that nothing herein shall preclude Parent or any of its Affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate in accordance with its terms and applicable law any (i) Employee Benefit Plan or (ii) employee benefit plan of Parent established, maintained or contributed to by Parent or any of its Affiliates ("Parent Benefit Plan") after the Effective Time.

                  (b) Except as specifically provided herein, from and after the Effective Time, Parent will, and will cause the Company to, cause service rendered by employees of the Company and its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes under all employee benefit plans, programs, policies and arrangements of Parent, the Company and its Subsidiaries in which such employees participate or are offered participation (other than any retiree medical plans or defined benefit pension plans sponsored or maintained by the Parent), to the same extent as such service was taken into account under the corresponding plans of the Company and its Subsidiaries for those purposes prior to the Effective Time, provided that nothing herein shall result in the duplication of any benefits. Employees of the Company and its Subsidiaries will not be subject to any pre-existing condition limitation under any health plan of Parent, the Company or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding plan of the Company or its Subsidiaries in which they participated prior to the Effective Time. Parent will and will cause the Company and its Subsidiaries to give employees credit under such plans for co-payments made and deductibles satisfied prior to the Effective Time.

                  (c) From and after the Effective Time until the first anniversary thereof, Parent shall provide, or cause the Company to provide, benefits to employees of the Company or its Subsidiaries that are no less favorable, in the aggregate than the benefits provided under the Employee Benefit Plans (but excluding any such Employee Benefit Plan providing for options or other stock-based awards); provided, however, that nothing herein shall preclude Parent or any of its Affiliates from having the right to amend or terminate in accordance with its terms and applicable law any Employee Benefit Plan or Parent Benefit Plan.

            SECTION 5.11      HSR Act Filings.

                  (a) Each of Parent and the Company shall (A) make or cause to be made the filings required of such party hereto or any of its subsidiaries or affiliates under the HSR Act and any similar foreign competition or Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable and, with respect to the HSR Act, in any event within ten (10) Business Days after the date of this Agreement, (B) comply at the earliest practicable date with any request under the HSR Act or any similar foreign competition or Antitrust Laws for additional information, documents, or other materials received by such party hereto or any of its subsidiaries from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Entity in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction. Each of Parent and the Company shall promptly inform the other parties hereto of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filing. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto will consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other foreign competition or Antitrust Laws. Each of the parties hereto will use all commercially reasonable efforts to secure termination of any waiting periods under the HSR Act and any similar foreign competition or Antitrust Laws and obtain the approval of any other Governmental Entity for the transactions contemplated by this Agreement. Each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.11 "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel; provided, however, that materials concerning the valuation of the Company may be redacted.

                  (b) Notwithstanding anything to the contrary in this Agreement, (i) neither Parent nor any of its Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (ii) neither the Company nor any of its Subsidiaries shall be required to hold separate (including by trust or otherwise) or to divest any of their respective businesses or assets, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of their respective businesses or assets, (iii) neither any party hereto nor their respective Subsidiaries shall be required to take any action that could reasonably be expected to substantially impair the benefits expected to be realized by Parent from consummation of the Merger or
(iv) Parent shall not be required after consummation of the Merger to Company to hold separate (including by trust or otherwise) or to divest any of the respective businesses or assets of the Company or any of its Subsidiaries, or to take or agree to take any other action or agree to any limitation with respect to the ownership or holding of any of the respective businesses or assets of the Company or any of its Subsidiaries.

            SECTION 5.12 Stockholder Litigation. To the extent consistent with the fiduciary duties of the Board of Directors, the Company shall consult with Parent in connection with any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement or the Voting Agreements, and no settlement shall be agreed with respect to such stockholder litigation without Parent's prior written consent (which consent shall not be unreasonably withheld).

            SECTION 5.13 Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.23) reasonably requested in writing by Parent in order to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

            SECTION 5.14 Resignations of Directors and Officers. The Company shall take all actions necessary to cause (i) each of the directors of the Company and each of its Subsidiaries to have tendered to Merger Sub their written resignations from the Board of Directors of the Company or such Subsidiary, as the case may be, in each case effective as of the Effective Time, and (ii) each of the officers of the Company and each of its Subsidiaries set forth in Section 5.14 of the Company Disclosure Schedule, to have tendered to Merger Sub their written resignations from such offices of the Company or such Subsidiary, as the case may be, effective as of the Effective Time.

            SECTION 5.15 FIRPTA Affidavit. Prior to the Effective Time, the Company shall provide to Parent a certificate stating that the Company is not a "United States Real Property Holding Corporation" as defined in section 897 of the Code in accordance with Treasury Regulations promulgated under sections 897 and 1445 of the Code; provided, however, that if the Company does not provide such certificate, Parent may withhold Taxes as provided in Section 2.7 of this Agreement.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER
                    ----------------------------------------

            SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                  (a) Stockholder Approval. This Agreement (including the Plan of Merger) and consummation of the Merger shall have been duly approved by the Requisite Company Vote.

                  (b) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be) upon terms and conditions that would not reasonably be expected to result in Material Adverse Effect.

                  (c) Orders, Injunctions. No Law, order, injunction or decree that prohibits, restrains, enjoins or otherwise prohibits (whether temporarily, preliminarily or permanently) consummation of the Merger shall have been enacted, issued, promulgated, enforced or entered by any court or Governmental Entity of competent jurisdiction and there shall not be pending any suit, action or proceeding by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit (whether temporarily, preliminarily or permanently) consummation of the Merger.

            SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 6.2(a)(ii) without any "materiality" or Material Adverse Effect qualification) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

                  (c) Material Adverse Effect. Since the date of this Agreement, there shall have been no Material Adverse Effect, and Parent shall have received a certificate of an executive officer of the Company to such effect.

                  (d) Consents Under Agreements. The Company shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in order to consummate the transactions contemplated by this Agreement, except those for which the failure to obtain such consent, approval or waiver, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                  (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (iii) seeking to restrain or prohibit Parent's ownership or operation (or that of its respective Subsidiaries or affiliates) of all or any portion of the business or assets of the Company or its Subsidiaries or of Parent and its Subsidiaries or to compel Parent or any of its Subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries or of Parent and its Subsidiaries, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Sub or any of Parent's other Subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent, Merger Sub or any of Parent's other Subsidiaries or affiliates on all matters properly presented to the Company's stockholders, (v) seeking to require divestiture by Parent, Merger Sub or any of Parent's other Subsidiaries or affiliates of any Shares or (vi) that otherwise, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (f) Rights Plan. No Distribution Date (as defined in the Company Rights Agreement) shall have occurred.

            SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of each of Parent and Merger Sub set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section and 6.3(a) shall be deemed to have been satisfied even if any representations and warranties of the Parent and Merger Sub are not true and correct unless the failure of such representations and warranties of the Parent and Merger Sub to be true and correct (read for purposes of this Section 6.3(a) without any "materiality" qualification) has had or would reasonably be expected to have, individually or in the aggregate, a material and adverse effect on the financial condition, business, properties, assets, liabilities, results of operations or prospects of the Parent, Merger Sub and its other Subsidiaries taken as a whole; and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub to such effect.

                  (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

                                  ARTICLE VII

                         TERMINATION; AMENDMENT; WAIVER
                         ------------------------------

            SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of the Company) prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

                  (a) by mutual written consent of the Company and Parent;

                  (b) by written notice by either the Company or Parent, if the Merger has not been consummated on or before September 30, 2004 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure to consummate the Merger by such date);

                  (c) by written notice by either the Company or Parent, if there shall be any applicable law, rule or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction shall restrain or prohibit the consummation of the Merger, and such judgment, injunction, order or decree shall become final and nonappealable;

                  (d) by written notice by either the Company or Parent, if (i) there has been a breach by the other party of any representation or warranty contained in this Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) there has been a material breach of any of the material covenants or agreements set forth in this Agreement on the part of the other party, which breach is, in either case, not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the terminating party to the other party;

                  (e) by written notice by Parent, if, prior to Requisite Company Vote being obtained, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached any of its obligations under Section 5.2 (other than any inadvertent and immaterial breaches of such section), (iii) the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement or the Merger within ten (10) Business Days of any written request from Parent, (iv) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 203 of the Corporation Law or (v) the Board of Directors shall exempt any other Person under the Company Rights Plan;

                  (f) by written notice by Parent, if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent or any of its affiliates, shall have acquired beneficial ownership of more than twenty-five percent (25%) of the Shares or more than twenty-five percent (25%) of the book value or fair market value of the assets of the Company and its Subsidiaries taken as whole, or the right to acquire ownership of such Shares or assets;

                  (g) by written notice by the Company, if the Board of Directors of the Company shall approve and the Company shall enter into, a definitive agreement providing for the implementation of a Superior Proposal; provided, however, that (i) the Company is not and has not been in breach of
Section 5.2, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications) or otherwise providing a reasonably detailed written summary of the Superior Proposal, (iii) during the five (5) Business Day period after the Company's notice, (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have caused its respective financial and legal advisors to have offered to negotiate with (and if accepted, negotiate with), Parent to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement, as amended and (y) the Board of Directors of the Company shall have concluded, after considering the results of such negotiations and the revised proposal made by Parent, if any, that any Superior Proposal giving rise to the Company's notice continues to be a Superior Proposal, (iv) such termination is within five (5) Business Days following the five (5) Business Day period referred to above and
(v) no termination pursuant to this Section 7.1(g) shall be effective unless the Company shall simultaneously make the payment required by Section 7.3(b); or

                  (h) by written notice by Parent or the Company, if the Requisite Company Vote shall not have been obtained at the Special Meeting or at any adjournment or postponement hereof.

            SECTION 7.2 Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1 hereof, this Agreement, except for the provisions of Sections 5.3(b), 7.2, 7.3 and Article VIII hereof, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this
Section 7.2 shall relieve any party to this Agreement of liability for any willful breach of this Agreement.

            SECTION 7.3 Fees and Expenses.

                  (a) All fees, costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement (including, without limitation, legal, accounting and investment banking fees and expenses) (collectively, "Expenses") shall be paid by the party incurring such Expenses, whether or not the Merger is consummated.

                  (b) Notwithstanding the foregoing, in the event that this Agreement is terminated (i) pursuant to Section 7.1(e), (f) or (g) or (ii) pursuant to Section 7.1(d) or (h) and, with respect to this clause (ii) only,
(x) at the time of termination pursuant to Section 7.1(d) or (h) the conditions set forth in Section 6.3 have been satisfied and an Acquisition Proposal existed or has been previously announced and (y) within twelve (12) months after termination pursuant to Section 7.1(d) or (h) an Acquisition Proposal shall have been consummated, then the Company shall pay Parent a termination fee of Fourteen Million United States Dollars ($14,000,000) (the "Termination Fee").

                  (c) Any amounts payable pursuant to Section 7.3(b) shall be payable as promptly as practicable following termination of this Agreement (and in any event no later than two (2) Business Days thereafter) (or, in the case of 7.3(b)(ii), no later than two (2) Business Days after the date on which an Acquisition Proposal shall have been consummated) by wire transfer of immediately available funds to an account designated by Parent and, if the Company is the party seeking to terminate this Agreement, prior to such termination as a condition to the effectiveness thereof.

                  (d) The Company acknowledges that the agreements contained in
Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to Section 7.3, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 7.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate of Chase Manhattan Bank in effect from time to time during such period plus two percent (2%).

                  (e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including reasonable attorneys' and expert witness fees) incurred in connection with such action.

            SECTION 7.4 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Merger Sub, at any time before or after approval of this Agreement by the stockholders of the Company but, after any such stockholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

            SECTION 7.5 Extension; Waiver; Remedies.

                  (a) At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent and Merger Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                  (b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any rights, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                                  ARTICLE VIII

                                  MISCELLANEOUS
                                  -------------

            SECTION 8.1 Definitions.

                  (a) Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require. All Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

                  "Acquisition Proposal" shall mean (a) any offer or proposal, or any indication of interest in making an offer or proposal, made to the Company, any Subsidiary, affiliate or Representative by a Person or group at any time which is structured to permit such Person or group to acquire, directly or indirectly, beneficial ownership of at least twenty percent (20%) of the assets of the Company and its Subsidiaries taken as a whole, or at least twenty percent (20%) of the outstanding shares of capital stock of the Company pursuant to a merger, consolidation or other business combination, joint venture, dissolution, liquidation, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger and (b) any offer or proposal made in the context of a proxy contest with respect to any of the foregoing.

                  "Antitrust Laws" means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                  "affiliate" and "associate" shall have the meanings given to such terms in Rule 12b-2 under the Exchange Act.

                  "beneficial ownership" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

                  "Business Day" shall have the meaning given to such term in Rule 14d-1(g)(3) under the Exchange Act.

                  "Company Rights Plan" means Stockholder Protection Rights Agreement, dated as of August 12, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

                  "Company Intellectual Property" shall mean all Intellectual Property owned by the Company and/or used in connection with the business of the Company as presently conducted or contemplated.

                  "Copyrights" means, as they exist in any country in the world in which the Company has any licensee or sublicensee of its Software products, copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof, and non-registered copyrights.

                  "Environmental Law" shall mean any statute, law, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries relating to (i) pollution or the protection or preservation of the environment or natural resources, (ii) Releases or threatened Releases, and
(iii) the management (including use, treatment, handling, storage, disposal, transportation, recycling or remediation) of any hazardous, toxic, dangerous or industrial substance, chemical or other material or (iv) employee health and safety.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.

                  "Hazardous Substance" shall mean any substance, pollutant, contaminant, chemical or other material (including petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde foam insulation) or waste that is identified or regulated under any Environmental Law.

                  "Intellectual Property" means all Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks.

                  "Internet Assets" means, as they exist in any country in the world in which the Company has any licensee or sublicensee of its Software products, domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items.

                  "IP Licenses" means all licenses, sublicenses, distributor agreements or permissions, including without limitation, the right to receive royalties or any other consideration relating to Copyrights, Internet Assets, Patents, Software, Trade Secrets and Trademarks.

                  "Law" shall mean any federal, state, local or foreign law, statute, rule, regulation, order, judgment, writ, injunction, ordinance, administrative order, decree or arbitration award in effect as of the date hereof or as of the Effective Time.

                  "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, servitude, transfer restriction, encumbrance or any other restriction or limitation whatsoever, including, without limitation, the necessity of obtaining any waiver, consent or permission of any third party.

                  "Material Adverse Effect" shall mean any material and adverse effect on the financial condition, business, properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole or the ability of the Company to consummate the transactions contemplated by this Agreement in any material respect, other than any change, effect, event, occurrence, state of facts or development (i) relating to the U.S. economy in general, (ii) relating to the industry in which the Company operates that do not affect the Company disproportionately to other Persons in such industry, (iii) arising out of or resulting from actions taken by the Company after the date hereof which are consented to by the Parent in accordance with Section 5.1 of this Agreement, (iv) relating to any regulatory or legislative change affecting companies in general, or (v) that arises primarily from changes in the Company's stock price that do not relate to the financial condition, business properties, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries taken as a whole.

                  "Off-the-Shelf Software" means off-the-shelf software as such term is commonly understood, that is commercially available on a retail basis for less than $2,000 per CPU and $50,000 in the aggregate, and used solely on the computers of the Company and the Subsidiaries.

                  "Patents" means, as they exist in any country in the world in which the Company has any licensee or sublicensee of its Software products, patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, or interferences thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted).

                  "Person" shall mean any natural person, firm, corporation, limited liability company, partnership, association, joint venture, Governmental Entity, labor union, trust, estate or other entity or organization.

                  "Proxy Statement" shall mean the letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements), and any schedules required to be filed with the SEC in connection therewith, as from time to time amended or supplemented.

                  "Release" shall mean any spill, discharge, leak, emission, disposal, injection, escape, dumping, leaching, dispersal, emanation, migration or release of any kind whatsoever of any Hazardous Substance in, on, into, through or onto the environment.

                  "SEC" shall mean the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Securities Act" shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.

                  "Self-Help Mechanism" means any back door, time bomb, drop dead device, or other software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of a copy of the program or the right and title in and to the program.

                  "Software" means, as they exist anywhere in the world, computer software programs, including, without limitation, all source code, object code, specifications, designs and documentation related thereto.

                  "Subsidiary" shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power, directly or indirectly, to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

                  "Superior Proposal" shall mean any unsolicited, bona fide written Acquisition Proposal which would result in a Person (or in the case of a direct merger between a Person and the Company, the stockholders of such Person) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of the Shares or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, which the Board of Directors of the Company (acting by a majority of the entire board) determines in its good faith judgment (after consultation with its independent financial advisors and independent legal counsel) taking into account all relevant aspects of the Acquisition Proposal, that (i) such Acquisition Proposal is more favorable from a financial point of view to the Company's stockholders than this Agreement and (ii) the conditions to the consummation of such Acquisition Proposal are reasonably capable of being satisfied promptly and (iii) financing for such transaction, to the extent required, is then committed or for which the Board of Directors after consultation with its outside financial advisor concludes in good faith is reasonably likely to be available on commercially reasonable terms.

                  "Tax" shall mean all taxes, charges, fees, levies, imposts, duties, and other assessments, including without limitation any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker's compensation, unemployment insurance, social security, employment, excise (including the federal communications excise tax under Section 4251 of the Code), severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties, related liabilities, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local government or subdivision or agency thereof.

                  "Tax Returns" shall mean all returns and reports required to be filed by the Company and its Subsidiaries (or any of them) with respect to Taxes.

                  "threatened" when used with respect to a claim, proceeding, investigation, dispute action, or other matter, shall mean, if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing) or if any other event has occurred or any other circumstance exists, that could reasonably be expected to lead a director or officer of a company comparable to the Company to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                  "Trade Secrets" means, as they exist anywhere in the world, trade secrets, know-how, inventions, processes, procedures, databases, confidential business information, concepts, ideas, designs, research or development information, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, technical data, discoveries, modifications, extensions, improvements, and other proprietary information and rights (whether or not patentable or subject to copyright, mask work, or trade secret protection.

                  "Trademarks" means, as they exist in any country in the world in which the Company has any licensee or sublicensee of its Software products, trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof, and all goodwill related thereto.

                  "Unauthorized Code" means any virus, trojan horse, worm, or other software routines or hardware components designed to permit unauthorized access; or to disable, erase, or otherwise harm any computer, systems or Software.

                  "Warranty Claim" shall mean any claim arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold or delivered by the Company or its Subsidiaries (or products containing products manufactured by the Company or its Subsidiaries).

                  (b) As used herein, the following terms shall have the meanings ascribed to them in the Section of this Agreement opposite each such term:


         Term                                    Section
         ----                                    -------
         Agreement                               Preamble
         Authorizations                          3.13
         Certificate of Merger                   1.3
         Certificates                            2.3(b)
         Claim                                   3.10
         Closing                                 1.2
         Closing Date                            1.2
         Code                                    2.7
         Common Stock                            2.1(a)
         Company                                 Preamble
         Company Permits                         3.12
         Company SEC Report                      3.5(a)
         Company Securities                      3.2(a)
         Constituent Corporations                1.1
         Copyright Office                        5.1(x)
         Corporation Law                         1.1
         Disclosure Letter                       Preamble to Article III
         Dissenting Shares                       2.5(a)
         Effective Time                          1.3
         Employee Benefit Plans                  3.9(a)
         Encumbrances                            3.15(a)
         ERISA                                   3.9(a)
         ERISA Affiliates                        3.9(c)
         Excluded Shares                         2.1(b)
         Expenses                                7.3(a)
         Existing Stock Options                  2.4(a)
         Existing Warrants                       2.4(c)
         Financial Statements                    3.5(b)
         GAAP                                    3.5(b)
         Governmental Entity                     3.4(a)
         HSR Act                                 3.4(a)
         Letter of Transmittal                   2.3(b)
         Merger                                  1.1
         Merger Consideration                    2.1(a)
         Merger Sub                              Preamble
         Option Consideration                    2.4(a)
         Parent                                  Preamble
         Parent Benefit Plan                     5.10(a)
         Paying Agent                            2.3(a)
         Payment Fund                            2.3(a)
         Potential Acquirer                      5.2(a)
         PTO                                     5.1(x)
         Real Property Leases                    3.15(b)
         Representatives                         5.2(a)
         Requisite Company Vote                  3.24
         Rights                                  2.1(a)
         Scheduled Contract                      3.16(a)
         Shares                                  2.1(a)
         Special Meeting                         5.6(a)
         Stock Option Plans                      2.4(a)
         Subsidiary Securities                   3.2(b)
         Surviving Corporation                   1.1
         Termination Fee                         7.3(b)
         Voting Agreement                        Recitals
         WARN                                    3.9(j)
         Warrant Consideration                   2.4(c)

            SECTION 8.2 Survival of Representations and Warranties. The representations and warranties made in Articles III and IV shall not survive beyond the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

            SECTION 8.3 Entire Agreement; Assignment. This Agreement, the Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to subject matter hereof. The Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided, however, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation.

            SECTION 8.4 Validity. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            SECTION 8.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or overnight courier in writing or by facsimile transmission with confirmation of receipt of a legible copy, as follows:

                  (a) if to Parent or Merger Sub:

                      Pitney Bowes Inc.
                      One Elmcroft Road, MSC 65-15
                      Stamford, CT 06926-0700
                      Facsimile: (203) 351-6970
                      Attention: Matthew S. Kissner

                      with a copy to:

                      Pitney Bowes Inc.
                      One Elmcroft Road, MSC 65-24
                      Stamford, CT 06926-0700
                      Facsimile: (203) 351-7984
                      Attention:  Senior Vice President & General Counsel

                      and a copy to:

                      Paul, Weiss, Rifkind, Wharton & Garrison LLP
                      1285 Avenue of the Americas
                      New York, New York 10019-6064
                      Facsimile: (212) 757-3990
                      Attention:  Douglas A. Cifu, Esq.

                  (b) if to the Company:

                      Group 1 Software, Inc.
                      4200 Parliament Place
                      Suite 600
                      Lanham, MD  20706-1860
                      Facsimile: (301) 918-0430
                      Attention:  President and Chief Executive Officer

                      with a copy to:

                      Cadwalader, Wickersham & Taft LLP
                      100 Maiden Lane
                      New York, New York 10038
                      Facsimile: (212) 504-6666
                      Attention: Louis J. Bevilacqua, Esq.

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the mariner set forth above.

            SECTION 8.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

            SECTION 8.7 Jurisdiction. All actions brought, arising out of, or related to the transactions contemplated hereby shall be brought in the federal or state courts of the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal or state courts of the State of Delaware in respect of any claim relating to the interpretation and enforcement of the provisions of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.5, or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.

            SECTION 8.8 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury. Each party certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers, agreements and certifications in this Section 8.8.

            SECTION 8.9 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

            SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except for Section 5.5 (which are intended to be for the benefit of the individuals referred to therein, and may be enforced by any such individuals).

            SECTION 8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

            SECTION 8.12 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Entity or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

            SECTION 8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.



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



            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the day and year first above written.

                                    PITNEY BOWES INC.


                                    By:    /s/ Matthew S. Kissner
                                        ---------------------------------------
                                        Name:  Matthew S. Kissner
                                        Title: Executive VP & Group
                                        President--Enterprise Solutions



                                    GERMANIUM ACQUISITION CORPORATION


                                    By:    /s/ Leslie Abi-Karam
                                        ---------------------------------------
                                        Name:  Leslie Abi-Karam
                                        Title: President



                                    GROUP 1 SOFTWARE, INC.


                                    By:    /s/ Robert S. Bowen
                                        ---------------------------------------
                                        Name:  Robert S. Bowen
                                        Title: Chief Executive Officer